EXHIBIT 99

For Release: February 28, 2008

Contact: Kenneth D. DenBesten, SVP Finance, Secretary

Phone: (615) 890-9100

NHI announces special dividend of 8 cents

MURFREESBORO, Tenn. -National Health Investors, Inc., (NYSE:NHI) announced today that it will pay a special dividend of 8 cents per common share to shareholders of record on March 31, 2008 and payable on May 9, 2008.

NHI, a real estate investment trust, has declared this special dividend to offset its taxable income for 2007.  This special dividend will be taxable to shareholders in 2008 in accordance with Internal Revenue Service Code Section 858.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.